EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shyft Group

41280 Bridge St

Novi, Michigan 49503

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2021, except for Notes 4 and 17, as to which the date is February 24, 2022, relating to the consolidated financial statements and schedules, of The Shyft Group appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.A.

Grand Rapids, Michigan

July 20, 2023